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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT dated as of May 30, 2002 is made and entered into by and among Pilot Software Acquisition Corp. a Delaware corporation, ("Newco I"), and Pilot Software Services Corp., a Delaware corporation, ("Newco II", and together with Newco I, sometimes collectively referred to herein as the "Purchaser"), and Accrue Software, Inc., a Delaware corporation ("Accrue"), Pilot Software, Inc., a Delaware corporation ("Pilot"), Marketwave Corporation, a Washington corporation ("Marketwave"), Accrue GmbH, a company organized under the laws of Germany ("Accrue Germany"), Pilot Software Ltd, a company organized under the laws of England and Wales ("Pilot U.K.") and Thorn EMI Computer Software Ltd, a company organized under the laws of England and Wales ("Thorn EMI"). Accrue, Pilot, Marketwave, Accrue Germany, Pilot U.K. and Thorn EMI are sometimes collectively referred to herein as "Seller" and individually as "a Seller" or "each Seller". Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01.

      WHEREAS, a portion of Seller's business includes the business of providing corporate data analysis software known as Accrue Pilot Suite, as described in
Section 5 of Section 1.01(a)(iv) of the Disclosure Schedule ("Pilot Software Products") and analytic business software products focusing on Internet customer behavior through its software known as Accrue Hitlist, as described in Section 5 of Section 1.01(a)(iv) of the Disclosure Schedule ("Hitlist Software Products") (the Pilot Software Products and the Hitlist Software Products are collectively referred to as the "Products"); and

      WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Seller, certain of the assets and liabilities of Seller relating to the Products all on the terms set forth herein (the "Transaction");

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                           SALE OF ASSETS AND CLOSING

      1.01 Assets. (a) Assets Transferred. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller agrees to sell, assign, transfer, convey and deliver to Newco I (except as provided below), and Newco I (except as provided below), agrees to purchase from the Seller free and clear of all Liens all of the following assets, except to the extent that such assets constitute Excluded Assets (collectively, the "Assets"):

                  (i) Real Property Lease. The lease of real property described in Section 1.01(a)(i) of the Disclosure Schedule as to which Seller is the lessee, together with any options to purchase the underlying property and leasehold improvements thereon, and all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such lease (the "Real Property Lease"), a copy of

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            which is attached hereto as Exhibit A (provided that the Real
            Property Lease shall be assigned to Newco II);

                  (ii) Tangible Personal Property. All tangible personal
            property owned by the Seller and listed in Section 1.01(a)(ii) of the Disclosure Schedule) (the "Tangible Personal Property");

                  (iii) Product Contracts. (A) All distribution, sales
            representative, reseller or similar Contracts relating to the Products to which Seller is a party and which are described in
            Section 1.01(a)(iii)(A) of the Disclosure Schedule (the "Distribution Agreements"), and (B) all software license, support and maintenance or similar Contracts relating to the Products to which Seller is a party and which are described in Section 1.01(a)(iii)(B) of the Disclosure Schedule (the "Software License and Support Agreements"), and (C) the consulting or other similar Contracts relating to the Products to which Seller is a party and which are described in Section 1.01(a)(iii)(C) of the Disclosure Schedule (the "Consulting Agreements", and together with the Software License and Support Agreements and Distribution Agreements, the "Product Contracts"); provided, however, that the Software License and Support Agreements shall be assigned to Newco II; provided, further, that no Product Contract for which a third party consent is required to assign such Product Contract to Purchaser shall be assigned at Closing unless the required consent is obtained prior to the Closing;

                  (iv) Intangible Personal Property. All right, title and
            interest of Seller in and to the Intellectual Property Rights primarily relating to the Products including, without limitation, the Intellectual Property Rights listed in Section 1.01(a)(iv) of the Disclosure Schedule (the "Intangible Personal Property"), and all rights, privileges, claims, causes of action, goodwill and options of Seller primarily relating to the Products. For purposes hereof, "Intellectual Property Rights" includes, without limitation, all U.S. and foreign patents, patent applications, patent rights, trademarks, trademark applications, trade names (including Seller's goodwill therein), service marks (including Seller's goodwill therein), service mark applications, copyrights (including Seller's goodwill therein), copyright applications, franchises, licenses, databases, domain names, pages on the World Wide Web, computer programs and other computer software, including the software program, server codes, documentation, manuals, modules, artwork, database codes and Hyper Text Markup Language ("HTML") codes developed or used by, or on behalf of, Seller (or any of its Affiliates or subsidiaries), trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs, and all documentation and all media constituting, describing or relating to the foregoing including, without limitation, recommended product features, all uniform resource locators associated with each of the Products and the business of selling the Products including, without


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            limitation, any Websites associated with each of the Products and the business of selling the Products together with all content of such Websites;

                  (v) Government Licenses. All Government Licenses (including applications therefor) necessary for the license, sale, distribution, maintenance or operation of the Products including, without limitation, the Government Licenses listed in Section 1.01(a)(v) of the Disclosure Schedule (the "Assigned Government Licenses");

                  (vi) Personal Property Leases. The personal property leases listed in Section 1.01(a)(vi) of the Disclosure Schedule (the "Personal Property Leases") (provided that the Personal Property Leases shall be assigned to Newco II);

                  (vii) Contacts. A copy of all contacts with all current
            clients of Seller with respect to the Products and potential clients contacted by Seller prior to the Closing with respect to the Products including, without limitation, Seller business development contacts, including all electronic and hard copy records, correspondence, images and other information relating to business development for the Products (the "Contacts"); provided, however, that Seller shall be permitted to retain a copy of the Contacts to use in connection with its business.

                  (viii) Books and Records. Copies of all Books and Records
            relating to the Assets and Products, including without limitation, all books, payment records, accounts, correspondence, production records, technical, accounting and procedural manuals; development and design data, and other useful business records including, without limitation, marketing plans, market research, beta test summaries, electronic media, and any confidential or other information that has been reduced to writing, relating to the Products, and any and all supplier and customer lists relating to the Products (the "Product Books and Records"); provided, however, that Seller shall be permitted to retain a copy of the Product Books and Records for tax, accounting and other administrative purposes only.

            (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets of Seller (the "Excluded Assets") shall be excluded from and shall not constitute Assets:

                  (i) Tax Refunds. All refunds or credits, if any, of Taxes due to or from Seller;

                  (ii) Accounts Receivable and Maintenance Revenue. Seller's
            right, title and interest in and to accounts receivable and maintenance revenue arising under the Software License and Support Agreements, whether such accounts receivable and maintenance revenue are paid by the customer before or after the Closing Date (the "Accounts Receivable"); provided that, such accounts receivable and maintenance revenue paid by the customer after the Closing Date for services provided by Purchaser after the one-year anniversary of such Software License and Support Agreement (or any renewal or extension thereof in effect on the


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            Closing Date) shall be payable to Purchaser and shall not be an
            Excluded Asset; provided further, that, all Software License and Support Agreements being assumed by Purchaser that have maintenance revenue payable to Seller after the Closing Date are set forth on
            Schedule 1.01(b)(ii) of the Disclosure Schedule;

                  (iii) Certain Distribution Rights. The rights in the
            Distribution Agreements to distribute Accrue G2 and/or Insight; provided that, Seller covenants and agrees that Seller's distribution of Accrue G2 and/or Insight under such Distribution Agreements will not interfere with Purchaser's sale or distribution of Products or Purchaser's relationship with the third parties under the Distribution Agreements and the distribution of Bundled Products (as defined in the License Agreement) shall only be conducted in accordance with the terms and provisions of the License Agreement;

                  (iv) Execplan Litigation. All of Seller's rights arising under or with respect to the Execplan litigation referenced in Section
            2.08 of the Disclosure Schedule;

                  (v) Excluded Intellectual Property. All of Seller's
            Intellectual Property Rights listed in Section 1.01(b)(v) of the Disclosure Schedule (the "Excluded Intellectual Property"); and

                  (vi) Certain Agreements. All Software License and Support
            Agreements to which Accrue SARL, Accrue's French subsidiary, and Pilot Software PTE. Ltd., Accrue's Singapore subsidiary, are a party (the "Excluded Software License and Support Agreements").

      1.02 Liabilities.

            (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, effective at the time of Closing, (i) Newco II will assume and agree to pay, perform and discharge when due all of Seller's obligations arising under or with respect to the Real Property Lease, the Software License and Support Agreements and the Personal Property Leases (the "Newco II Assumed Liabilities") and (ii) Newco I will assume and agree to pay, perform and discharge when due all of Seller's obligations arising under or with respect to Assets other than the Real Property Lease and the Software License and Support Agreements (including, without limitation, obligations arising under or with respect to the Consulting Agreements, Distribution Agreements (but only with respect to the Products), the Intangible Personal Property, the Assigned Government Licenses and the Personal Property Leases) (the "Newco I Liabilities"; and together with the Newco II Assumed Liabilities, the "Assumed Liabilities").

            (b) Retained Liabilities. Except for the Assumed Liabilities and as otherwise expressly provided in this Agreement (including, without limitation, in Section 1.06(b) and Section 9.02, except with respect to any Liabilities relating to or arising out of any Benefit Plan which will not be assumed by Purchaser), Purchaser shall not assume by virtue of this


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Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller of any kind, character or description whatsoever (the "Retained Liabilities") including, without limitation, (i) all Taxes now or hereafter owed by the Seller or any Affiliate of the Seller, or attributed to the Assets, relating to any period, or any portion of any period ending on or prior to the Closing Date and (ii) any Liabilities of Seller arising under or with respect to the Execplan litigation referenced in Section 2.08 of the Disclosure Schedule.

      1.03 Purchase Price. The aggregate purchase price to be paid by the Purchaser to the Seller for the Assets shall be One Million Five Hundred Thousand Dollars ($1,500,000), which shall be paid by wire transfer to an account designated by Purchaser (the "Purchase Price").

      1.04 Closing. The Closing will take place by teleconference, at 10:00 A.M. (New York time), on the Closing Date. At the Closing, Purchaser will pay the Purchase Price as described in Section 1.03. Simultaneously, (a) Seller will assign and transfer to Purchaser good and valid title in and to the Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) a General Assignment and Bill of Sale substantially in the form of Exhibit B hereto (the "General Assignment"), duly executed by Seller, (ii) an assignment of the Intellectual Property Rights in form and substance reasonably satisfactory to Purchaser, and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser and Purchaser's counsel, as shall be effective to vest in Purchaser good title to the Assets it is acquiring (the General Assignment and the other instruments referred to in clauses (ii) and (iii) being collectively referred to herein as the "Assignment Instruments"), and (b) Purchaser will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement substantially in the form of Exhibit C hereto (the "Assumption Agreement"), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller's counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in this Agreement (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the "Assumption Instruments"). At the Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other contracts, documents and instruments required to be delivered under Articles VI and VII hereof.

      1.05 Further Assurances. At any time and from time to time after the Closing Date, upon the terms and subject to the conditions contained herein, the parties agree, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder (including obtaining any documents required to remove Liens on or security interests in any of the Assets), and (iii) to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date, at the request of the Purchaser and without further consideration, the Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Purchaser and to confirm the Purchaser's title to the Assets.


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      1.06 Third-Party Consents.

            (a) To the extent that any Contract included in the Assets is not by its express terms assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller shall use its commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Asset to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller and Purchaser shall cooperate to enter into any reasonable arrangement designed to provide for the realization and assumption by Purchaser of the rights and obligations intended to be assigned to and assumed by Purchaser, including enforcement, at Purchaser's expense and for the account of Purchaser, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no rights or obligation with respect to any such Asset.

            (b) With respect to Software License and Support Agreements that are not assigned in accordance with Section 1.06(a), Newco II hereby agrees to perform, on behalf of Seller, and to assume all of Seller's obligations and liabilities under such Software License and Support Agreements, including without limitation all performance obligations, indemnity obligations, claims, disputes, litigation, settlements and taxes which are required to be performed or arise after the Closing Date and do not result from any act or omission of Seller occurring prior to the Closing Date.

            (c) With respect to Contracts that are not assigned in accordance with Section 1.06(a), after the Closing, the Purchaser and Seller shall cooperate in negotiating with the third parties under such Contracts the assignment of the Contracts to the Purchaser.

      1.07 Collection of Accounts Receivable. The Purchaser agrees that it will, promptly after receipt, transfer, assign and deliver to the Seller all cash which it may receive with respect to any Accounts Receivable from and after the Closing Date as and to the extent provided in Section 1.01(b)(ii) hereof, and pending any such delivery to the Seller of any such property, the Purchaser shall hold any such property in trust for the benefit of the Seller. The Purchaser shall, after the Closing Date, if so requested by the Seller, provide reasonable assistance at Seller's sole cost and expense (which shall not include resorting to legal action or other third party collection methods, but shall include subrogating or otherwise assigning to the Seller the right to pursue legal action and collection methods) to support the Seller's efforts to collect the Accounts Receivable.

      1.08 Transfer Taxes. The Seller and the Purchaser shall each be liable for and shall pay one-half of all federal and state sales taxes (including any retail sales taxes, use taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Assets by the Seller to the Purchaser. The parties agree to cooperate with each other to avoid or minimize any such taxes, duties, fees or other like charges. Without limiting the foregoing, at the Closing, the Products shall be transferred electronically from a computer, server or other device that is owned by Seller, located in California or Massachusetts and not part of the Assets to a computer, server or other device


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that is owned by Purchaser, located in California or Massachusetts and not part of the Assets, and otherwise in a manner and at a location specified by Seller. The products shall not be transferred to Purchaser in any tangible form.

      1.09 Certain Post Closing Matters. After the Closing, the Purchaser and Seller shall reasonably cooperate in (i) negotiating with the third parties under the Distribution Agreements to amend the Distribution Agreements to eliminate references in such agreements to rights of such third parties to distribute Accrue G2, (ii) causing the Real Property Lease to be assigned to Purchaser and, in connection therewith, negotiating a sublease back to Seller (and obtaining the landlord's consent to the sublease) of 40% of the real property covered by the Real Property Lease for 40% of the rent and 40% of the security deposit, (iii) causing the Excluded Software License and Support Agreements to be assigned to Purchaser, and (iv) causing leases related to the tangible assets listed in Section 9.06(b) of the Disclosure Schedule to be assigned to Purchaser.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as set forth in the Disclosure Schedule (with paragraph references corresponding to those set forth below), each Seller hereby jointly and severally represents and warrants to each Purchaser, as of the date hereof, as follows:

      2.01 Organization of Seller. Each Seller is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and operate its business.

      2.02 Authority. Each Seller has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets that it owns. Except as specifically disclosed in Section 2.02 of the Disclosure Schedule, each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Real Property Lease or the operation of its business makes such licensing or qualification necessary. The execution and delivery by each Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by each Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of such Seller. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. Upon the execution and delivery by each Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms.

      2.03 No Conflicts. The execution and delivery by each Seller of this Agreement do not, and the execution and delivery by each Seller of the Operative Agreements to which it is a party, the performance by each Seller of its obligations under this Agreement and such Operative


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Agreements, and the consummation of the transactions contemplated hereby and thereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of such Seller;

            (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.03(b) of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Seller or any of the Assets (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to (i) adversely affect the validity or enforceability of this Agreement or any of such Operative Agreements or (ii) result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser); or

            (c) except as disclosed in Section 2.03(c) of the Disclosure Schedule, or as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or by any such Operative Agreements or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon such Seller or any of the Assets under, any Contract or License to which such Seller is a party or by which any of the Assets is bound.

      2.04 Governmental Approvals and Filings. Except as disclosed in Section
2.04 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of a Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or any of such Operative Agreements or to perform its obligations hereunder or thereunder.

      2.05 Books and Records. Except as disclosed in Section 2.05 of the Disclosure Schedule, none of the Product Books and Records is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of one or more Employees. The Product Books and Records are complete and correct and are maintained in accordance with good business practices.

      2.06 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since March 31, 2002 there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a


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material adverse change in the Assets. Without limiting the foregoing, except as disclosed in Section 2.06 of the Disclosure Schedule, there has not occurred, between March 31, 2002 and the date hereof, any of the following:

                  (i) (A) incurrences by Seller of Indebtedness secured by or used to purchase Assets in an aggregate principal amount exceeding $50,000 (net of any amounts discharged during such period and net of any loans made by Purchaser), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Seller under, any Indebtedness of Seller secured by or used to purchase Assets;

                  (ii) any physical damage, destruction or other casualty loss
            (whether or not covered by insurance) affecting any of the Assets in an aggregate amount exceeding $5,000;

                  (iii) any creation or incurrence of a Lien, other than a
            Permitted Lien, on any Assets;

                  (iv) except in the ordinary course of business, any entering into any material amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any Product Contract, (B) any Assigned Government License (C) any Software License and Support Agreement, (D) the Real Property Lease or (E) any agreement that is part of the Intangible Personal Property; and

                  (v) any other transaction involving the Assets outside the ordinary course of business consistent with past practice.

      2.07 Taxes. (a) Except as disclosed in Section 2.07 of the Disclosure Schedule, there are no Liens for Taxes upon the Assets except Liens for Taxes not yet due.

            (b) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding and reporting requirements under Code Sections 1441 through 1446, 3401, through 3406, 6041 and 6049 and similar provisions under any other laws) and has, within the time and manner provided by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

      2.08 Legal Proceedings.

            (a) Except as disclosed in Section 2.08 of the Disclosure Schedule there are no Actions or Proceedings pending or threatened against, relating to or affecting Seller with respect to the Assets or Products which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser, or (ii) if determined adversely to Seller, could


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reasonably be expected to result in (x) any injunction or other equitable relief that would interfere in any material respect with the business related to the Products, or (y) Losses by Seller, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $50,000;

            (b) There are no facts or circumstances known to Seller that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

            (c) There are no Orders outstanding against Seller with respect to the Assets or Products.

      2.09 Compliance With Laws and Orders. Except as disclosed in Section 2.09 of the Disclosure Schedule, Seller is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Assets.

      2.10 Real Property. (a) Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real property subject to the Real Property Lease for the full term thereof. The Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and, to the knowledge of the Seller, of each other Person that is a party thereto. Except as disclosed in Section 2.10(a) of the Disclosure Schedule, there is not to the Seller's knowledge, and Seller has not received any notice of, any default or any condition or event which after notice or lapse of time or both, would constitute a default thereunder. Seller does not owe any brokerage commissions with respect to any such leased space. The expiration date of the Real Property Lease is April 1, 2005, and such Real Property Lease has not been modified, amended or extended. No notice or other action is required by Seller for such Real Property Lease to expire on April 1, 2005.

            (b) Seller has delivered to Purchaser prior to the execution of this Agreement true and complete copies of the Real Property Lease (including any amendments and renewal letters) and, to the extent reasonably available, all other documents with respect to the real property subject to the Real Property Lease.

            (c) Except as disclosed in Section 2.10(c) of the Disclosure Schedule, Seller does not hold any right to purchase, or any right of first refusal to purchase, the real property subject to the Real Property Lease.

            (d) Except as disclosed in Section 2.10(d) of the Disclosure Schedule, the improvements on the real property leased pursuant to the Real Property Lease are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against such real property or improvements.

      2.11 Tangible Personal Property. Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal

Property. All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.11 of the Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

      2.12 Intangible Personal Property.

            (a) Section 2.12(a) of the Disclosure Schedule sets forth a true, correct and complete list and, where appropriate, a description of, all Intangible Personal Property owned by a party other than Seller.

            (b) Except as disclosed in Section 2.12(b) of the Disclosure Schedule, Seller owns, free and clear of all Claims, has the sole, exclusive, valid and unencumbered title to, and the exclusive right to use, sell, license (or sublicense), transmit, broadcast, deliver (electronically or otherwise) and dispose of, and has the right to bring actions for the infringement of, all of the Intangible Personal Property. Except for the Excluded Intellectual Property (other than third party patent rights), no other Intellectual Property Rights are necessary for Purchaser to make, use, sell and distribute the Products. To the best of Seller's knowledge, no third party patent rights are necessary for Purchaser to make, use, sell and distribute the Products.

            (c) Section 2.12(c) of the Disclosure Schedule sets forth a true, correct and complete list of all agreements pursuant to which Seller exploits Intellectual Property Rights of a third party in connection with the manufacture, marketing or distribution of the Products, and represents all third party Intellectual Property Rights as are necessary or desirable to manufacture, market and distribute the Products. Each agreement specified in Section 2.12(c) of the Disclosure Schedule is legal, valid, binding and enforceable against Seller (and to Seller's knowledge against the third parties who are parties thereto), and in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto is in breach, and, to the knowledge of Seller, no circumstances or grounds exist that would give rise to a claim of breach or a right of rescission, termination, revision, or amendment to any such agreement.

            (d) Section 2.12(d) of the Disclosure Schedule sets forth a true, correct and complete list of all agreements (other than the Software License and Support Agreements) pursuant to which Seller entitles third parties to exploit any of the Intellectual Property Rights listed on Section 1.01(a)(iv) of the Disclosure Schedule. Each agreement specified in Section 2.12(d) of the Disclosure Schedule is legal, valid, binding, enforceable against Seller (and to Seller's knowledge against the third parties who are parties thereto), and in full force and effect, and, to the knowledge of Seller, neither Seller nor any other party thereto is in breach, and, to the knowledge of Seller, no circumstances or grounds exist that would give rise to a claim of breach or a right of rescission, termination, revision, or amendment to any such agreement.

            (e) Seller has full right, power and authority to transfer to Purchaser all of the rights, title and interest in and to the Intangible Personal Property pursuant to this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated herein, and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement governing any Intangible Personal Property, will not cause the forfeiture or termination of any Intangible Personal

Property or in any way impair the right of Seller (or Purchaser, after the Closing) to use, sell, exclusively license (or sublicense), transmit, broadcast, deliver (electronically or otherwise) or dispose of or to bring any action for the infringement of, any Intangible Personal Property or any portion thereof.

            (f) Seller has taken all necessary and reasonable measures to protect the proprietary nature of the Intangible Personal Property (except with respect to the decision of whether to file patents). To the best of Seller's knowledge, except as disclosed in Section 2.12(f) of the Disclosure Schedule, no other person or entities has any rights (including Intellectual Property Rights) to the Products or any trade secrets of Seller relating to the Products and to the Seller's knowledge no other person or entity is infringing, violating or misappropriating any, or to the knowledge of the Seller of any payments on account of third party patents of the Intangible Personal Property. There are no non-patent royalties, honoraria, fees or other payments payable by Seller to any person by reason of the ownership, use, license (sublicense), sale, transmission, broadcast, delivery (electronically or otherwise) or disposition of the Intangible Personal Property. To the best of Seller's knowledge, Purchaser's manufacture, use, sale or distribution of the Products will not infringe any patent or other intellectual property right of any third party.

            (g) Neither the marketing, license, sale, transmission, broadcast, delivery (electronically or otherwise) or use of any of the Products or Assets violates (or as a result of the consummation of the transactions contemplated by this Agreement will violate) any license or agreement of Seller with any third party or, to the best of Seller's knowledge, infringes any common law or statutory rights of any other party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property Rights and rights of privacy or publicity; nor is, to the best of Seller's knowledge, any third party infringing upon, or violating any license agreement with Seller relating to, any Intangible Personal Property; and there is no pending or, to the best of Seller's knowledge, threatened claim or litigation contesting the validity, ownership or right to use, sell, license, or dispose of any Intangible Personal Property, nor, to the best of Seller's knowledge, is there a basis for any such claim, nor has Seller received any notice asserting that any Intangible Personal Property or the proposed use, sale, license, transmission, broadcast, delivery (electronically or otherwise) or disposition thereof conflicts with or will conflict with the rights of any other party, nor, to the best of Seller's knowledge, is there any basis for any such assertion.

            (h) To the best of Seller's knowledge, all personnel, including but not limited to, developers, designers, editors, authors, employees, agents, consultants, and contractors who have contributed to or participated in the conception and/or development of the Intangible Personal Property or the Products either (i) have been a party to a written "work-for-hire" agreement with Seller, in accordance with applicable federal and state laws, that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed and delivered to Seller appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of all tangible and intangible property thereby arising, and such agreements have been made available to the Purchaser. To the Seller's knowledge, the third party licensors have the right to grant the licenses to the Intellectual Property Rights set forth on Section 1.01(a)(iv)(6) of the Disclosure Schedule that are incorporated into the Intangible Personal Property. Seller has made and will continue through the Closing Date to make commercially reasonable efforts to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intangible Personal Property.

            (i) With respect to each item of Intangible Personal Property:

                  (i) the Seller possesses sole and exclusive right, title and interest in and to such item;

                  (ii) such item is not subject to any outstanding security
            interest, judgment, order, decree, stipulation or injunction;

                  (iii) except with respect to the indemnification provisions contained in the Contracts disclosed in Schedules 1.01(a)(iii) and 1.01(a)(iv) of the Disclosure Schedule, the Seller has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item; and

                  (iv) the Seller is not, and, to the Seller's knowledge, no other party is, in material breach or default (including without limitation breaches of warranty) of any applicable license or other agreement covering such item, and no event has occurred that with notice or lapse of time or both would constitute a breach or default by Seller, or to Seller's knowledge, by any other party, or permit termination, modification or acceleration thereunder.

            (j) The Seller has, without material interruption, distributed and/or sold each of the Products since September 30, 1999, with respect to the Hitlist Software Products, and since September 20, 2000, with respect to the Pilot Software Products. The Seller has not conveyed or otherwise transferred any Intangible Personal Property, nor any right to distribute and/or sell each of the Products or use its goodwill, to any Person, except (i) to Purchaser pursuant to this Agreement, (ii) the nonexclusive license of the Products and the Intangible Personal Property in the ordinary course of the Seller's business, and (iii) pursuant to the Distribution Agreements. To the best of Seller's knowledge, the transactions contemplated by this Agreement will not result in Purchaser not having the right to continue the distribution and/or sale of each of the Products in a manner consistent with the Seller's past practice.

            (k) To the best of Seller's knowledge, all written material and software used in connection with each of the Products through the date hereof have properly displayed the copyright notice or notices prescribed by Title 17, United States Code as in effect from time to time, and, except as disclosed in
Section 2.12(k) of the Disclosure Schedule, any reprints, excerpts or copies of all or a portion of any such materials published, distributed or authorized by Seller have also displayed the copyright notice prescribed by such law.

            (l) The Products and all services provided by or through Seller to customers with respect to the Products conform in all material respects to (i) applicable contractual commitments in the Product Contracts, (ii) express and implied warranties, product specifications and product documentation in the Product Contracts and (iii) to any representations provided to customers in the Product Contracts. Seller has no material Liability (and, to the knowledge of Seller, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any material Liability) for refund, replacement or repair of Products sold pursuant to the Product Contracts or other damages in connection therewith. Seller has made available to Purchaser all documentation and notes in its possession or control relating to the testing of the Products.

            (m) The representations and warranties as to Intangible Personal Property contained in the second to last sentence of Section 2.12(f) and in Subsection 2.12(i)(ii) are given to best of knowledge of Seller with respect to third party Intellectual Property Rights identified in Section 1.01(a)(iv)(6) to the Disclosure Schedule that are incorporated into the Intangible Personal Property. The representations and warranties as to Intangible Personal Property contained in the first sentence of Section 2.12(b), the first sentence of
Section 2.12(h), and Subsection 2.12(i)(i) are not being made with respect to any third party Intellectual Property Rights set forth on Section 1.01(a)(iv)(6) to the Disclosure Schedule that are incorporated into the Intangible Personal Property.

      2.13 Product Contracts. (a) Each Product Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Seller and, to the knowledge of Seller, of each other party thereto; and except as disclosed in Section 2.13(a) of the Disclosure Schedule neither Seller nor, to the knowledge of Seller, any other party to such Product Contract is in violation or breach of or default under any such Product Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Product Contract) the effect of which, individually or in the aggregate, could reasonably be expected to have a materially adverse effect on the Assets or which violation or breach of or default will otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser.

            (b) Except as disclosed in Section 2.13(b) of the Disclosure Schedule, Seller has made all payments required to be made by it under the Product Contracts through the date hereof and will have made all such payments through the Closing Date. Seller is not aware of any financial obligations of Seller outstanding under any Software License and Support Agreement.

            (c) Except as disclosed in Section 2.13(c) of the Disclosure Schedule, (i) the execution, delivery and performance by Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon Seller or any of the Assets under any Product Contract, and (ii) Seller is not a party to or bound by any Product Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other Product Contracts, materially adverse to the condition of the Assets.

      2.14 Assigned Government Licenses. With respect to the Assigned Government Licenses, Section 2.14 of the Disclosure Schedule sets forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all Assigned Government Licenses. Except as disclosed in Section 2.14 of the Disclosure Schedule:

                  (i) Seller owns or validly holds all of the Assigned
            Government Licenses;

                  (ii) each Assigned Government License is valid, binding and in full force and effect;

                  (iii) Seller is not in default (or with the giving of notice or lapse of time or both, would be in default) under any Assigned Government License in any material respect; and

                  (iv) the execution, delivery and performance by Seller of this
            Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Governmental or Regulatory Authority any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Governmental or Regulatory Authority any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon Seller or any of the Assets under, any Assigned Government License.

      2.15 Employees; Labor Relations.

            (a) Seller has provided to Purchaser each Offered Employee's position or function, annual base salary or wages, accrued and unused vacation, and any incentive or bonus arrangement with respect to such Offered Employee in effect on date hereof. Seller has not received any information that would lead it to believe that any Offered Employee will refuse an offer of employment from Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

            (b) Except as disclosed in Section 2.15 of the Disclosure Schedule, no Offered Employee is presently a member of a collective bargaining unit.

      2.16 Environmental Matters.

            (a) To the Seller's knowledge, Seller has obtained all Licenses which Seller is required to obtain under applicable Environmental Laws in connection with the Real Property Lease and with respect to the Assets. Each such License is in full force and effect, and Seller is in compliance with the terms and conditions of all such Licenses and with any applicable Environmental Laws.

            (b) Except as disclosed in Section 2.16(b) of the Disclosure Schedule, no oral or written notification of a Release of a Hazardous Material in connection with the Real Property Lease has been filed by or on behalf of Seller, and, to Seller's knowledge, the real property underlying the Real Property Lease is not listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

            (c) To Seller's knowledge, except as disclosed in Section 2.16(c) of the Disclosure Schedule, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, Seller in relation to the real property underlying the Real Property Lease.

      2.17 Substantial Customers. Section 2.17 of the Disclosure Schedule lists the 20 largest customers of the Products on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Except as disclosed in Section 2.17 of the Disclosure Schedule, to the knowledge of Seller, no such customer is threatened with imminent bankruptcy or insolvency.

      2.18 No Guarantee. None of the Assumed Liabilities is guaranteed by or subject to a similar contingent obligation of any other Person.

      2.19 Assets. Except as disclosed in Section 2.19 of the Disclosure Schedule, the Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets and Products to the Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller in the Assets and Products, free and clear of any Liens, other than Permitted Liens, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. All of the Assets are in good operating condition and repair, ordinary wear and tear excepted. The sale of the Assets by Seller to Purchaser and the assumption by Purchaser of the Assumed Liabilities pursuant to this Agreement will effectively convey to Purchaser all of the assets and rights (other than third party patent rights) as are necessary for Purchaser to make, use, sell and distribute the Products.

      2.20 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment. Seller hereby indemnifies and holds harmless Purchaser and the Purchaser Indemnified Parties from and against any and all claims, demands, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) with respect to any such finder's fee, brokerage commission or similar payment.

      2.21 Products.

            (a) Except as disclosed in Section 2.21(a) of the Disclosure Schedule, each of the Products (i) is, and at all times has been, in compliance in all material respects with all applicable Laws and (ii) conforms to any promises, warranties and affirmations of fact made in any Product Contracts. To the knowledge of Seller, there is no known material design defect or programming or documentation error with respect to any Products and the Products operate in all material respects in accordance with their specifications. The Seller has no Products placed with its customers under an understanding permitting their return to the Seller other than pursuant to a breach of warranty.

            (b) Except as disclosed in Section 2.21(b) of the Disclosure Schedule, to the knowledge of Seller, there are no material defects in the Products, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, technical documentation, drawings, diagrams and demo disks (collectively, the "Documentation") related to, associated with or used or produced in the development of the Products. To the knowledge of the Seller, the Products operate in all material respects as represented in the Documentation for such Products. Section 2.21(b) of the Disclosure Schedule sets forth a summary of all warranty claims with respect to the Products within the past three years and a summary of any warranty claims pending or threatened against Seller or Seller is aware of facts that may give rise to warranty claims against Seller.

            (c) Copies of all correspondence relating to Products received or sent by or on behalf of the Seller during the past five (5) years, from or to any Governmental Authority have been previously delivered to the Purchaser.

      2.22 Insolvency. This Agreement and the Transaction contemplated hereby
(i) will not result in Seller or its estate, as of the Closing Date receiving less than reasonably equivalent value in exchange for the Assets; (ii) will not result in Seller or its estate, as of the Closing Date being left with unreasonably small capital; (iii) will not render Seller or its estate, as of the Closing Date, insolvent; and (iv) was proposed, negotiated and entered into by and between Seller and Purchaser without collusion, in good faith and from arm's length bargaining positions.

      2.23 Disclosure. All material facts relating to the condition of the Assets and Products have been disclosed to Purchaser in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

      2.24 Standard Software License and Support Agreements. Attached as Section
2.24 of the Disclosure Schedule are four standard forms of software license and support agreements used by Seller in connection with the sale of the Products. Except with respect to rights to assignment and rights to subcontract, each Software License and Support Agreement in effect as of the date hereof (other than those to which Accrue Germany is a party) is substantially in the same form (including with respect to indemnification) as one of the forms set forth in
Section 2.24 of the Disclosure Schedule and there are no material terms or provisions (including any terms or provisions which could reasonably be expected to have a material adverse effect on the Purchaser following the Closing) which have been added to or deleted from the Software License and Support Agreements (when compared to the forms) and there has been no material modification to the "limitation of liability" language in any Software License and Support Agreement (when compared to the forms). No Software License and Support Agreement requires Seller to perform any obligations including, without limitation, software maintenance services for more than one (1) year from the later of its date of execution or the effective date of the most recent renewal or extension thereof without the payment of additional fees to Seller (such additional fees to be included as Assets and not Accounts Receivable).

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Each Purchaser hereby jointly and severally represents and warrants to each Seller as of the date hereof and as of the Closing Date as follows:

      3.01 Organization of Purchaser. Each Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to operate its business.

      3.02 Authority. Each Purchaser has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by each Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of such Purchaser. This Agreement has been duly and validly executed and delivered by each Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their terms.

      3.03 No Conflicts. The execution and delivery by each Purchaser of this Agreement do not, and the execution and delivery by such Purchaser of the Operative Agreements to which it is a party, the performance by such Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of such Purchaser;

            (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.03(b) of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Purchaser or any of its assets and properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Operative Agreements); or

            (c) except as disclosed in Section 3.03(c) of the Disclosure Schedule, or as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated hereby or by any such Operative Agreements or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon such Purchaser or any of its assets or properties under, any Contract or License to which such Purchaser is a party or by which any of its assets and properties is bound.

      3.04 Governmental Approvals and Filings. Except as disclosed in Section
3.04 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of either Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement or any of such Operative Agreements or to perform its obligations hereunder or thereunder.

      3.05 Legal Proceedings. (a) There are no Actions or Proceedings pending or, to the knowledge of either Purchaser, threatened against, relating to or affecting either Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Seller.

            (b) There are no facts or circumstances known to either Purchaser that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above.

      3.06 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment. Purchaser hereby indemnifies and holds harmless Seller and the Seller Indemnified Parties from and against any and all claims, demands, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) with respect to any such finder's fee, brokerage commission or similar payment.

      3.07 Insolvency. This Agreement and the Transaction contemplated hereby
(i) will not result in Purchaser or its estate, as of the Closing Date, receiving less than reasonably equivalent value in exchange for the consideration paid for the Assets; and (ii) was proposed, negotiated and entered into by and between Seller and Purchaser without collusion, in good faith and from arm's length bargaining positions.

                                   ARTICLE IV
                               COVENANTS OF SELLER

      Seller covenants and agrees with Purchaser that, at all times from and after the date hereof, Seller will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

      4.01 Regulatory and Other Approvals. Seller will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Section 2.03(b) and Section 2.04 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

      4.02 Due Diligence Investigation by Purchaser. Seller shall (i) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to the Employees and such other officers, employees and agents of Seller who have responsibilities relating to the Assets and (ii) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Product Contracts, Intangible Personal Property, Assigned Government Licenses and Product Books and Records) concerning the Assets and the Assumed Liabilities as Purchaser or any of such other Persons reasonably may request in connection with such investigation. The covenants contained in this Section 4.02 shall expire on the earlier of the termination of this Agreement or the Closing Date.

      4.03 No Solicitations. Seller shall not take, nor will it permit any Affiliate of Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Assets) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Assets, other than Purchaser or its Affiliates. If Seller or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person (other than Purchaser or any Person acting for or on its behalf) any offer, inquiry or informational request referred to above, Seller will promptly advise such Person, by written notice, of the terms of this Section 4.03 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser The covenants contained in this Section 4.03 shall expire on the earlier of the termination of this Agreement or the Closing Date.

      4.04 Delivery of Books and Records, etc.; Removal of Property. (a) On the Closing Date and for a period ending on the expiration of Purchaser's maintenance obligations under the Software License and Support Agreements (without taking into account any renewals or extensions thereof that occur after the Closing Date), Seller will make available to Purchaser for copying, at Purchaser's expense, at the locations at which the business related to the Assets or Products is conducted all of the Product Books and Records and such other Assets as are in Seller's possession at other locations, and if at any time after the Closing Seller discovers in its possession or under its control any other Product Books and Records or other Assets, it will make available to Purchaser for copying, at Purchaser's expense, copies of such Product Books and Records or other Assets to Purchaser.

            (a) On or prior to the Closing Date, Seller shall remove all Assets and properties not being sold to Purchaser hereunder from the real property leased pursuant to the Real Property Lease (other than real property leased pursuant to the Sublease). Such removal shall be at the sole cost and risk of Seller, including risk of loss and damage to such Assets and properties.

      4.05 Noncompetition. (a) Seller shall, for a period of three (3) years from and after the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Assets, except that Seller shall be permitted to use the Contacts in connection with its business.

            (b) The parties hereto recognize that the Laws and public policies of the various states of the United States of America may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

            (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

      4.06 Use of Intellectual Property. (a) Immediately after the Closing the Seller shall cease all use of the trademarks, service marks, trade dress, logos, trade names or corporate names similar or related thereto included in the Assets and Products. As promptly as practicable following the Closing, the Seller shall remove or obliterate any Intangible Personal Property from letterheads and other materials remaining in its possession or under its control, and Seller shall not use or put into use after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Intangible Personal Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.

            (b) Promptly following the Closing, each of Pilot and Accrue Singapore shall change its respective corporate name and amend its respective organizational document accordingly, to one not using any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Intangible Personal Property or any trade name, service mark, trade dress, logo, trade name, or corporate name similar or related thereto.

            (c) Promptly following the request by Newco I, Accrue will include and maintain on its Website (http://www.accrue.com/products) a link that directs customers seeking information regarding the Products to a Webpage on Newco I's Website to be identified by Purchaser. The obligations under this Section 4.06(c) shall terminate 18 months after the Closing Date.

      4.07 Notice and Cure. Seller will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Seller, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Seller also will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practicable after it becomes known to Seller, of any representation, warranty, covenant or agreement made by Seller in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser's right to seek indemnity under Article XI.

      4.08 Fulfillment of Conditions. Seller will execute and deliver at the Closing each Operative Agreement that Seller is required hereby to execute and deliver as a condition to the Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement.

                                    ARTICLE V
                             COVENANTS OF PURCHASER

      Purchaser covenants and agrees with Seller that, at all times from and after the date hereof, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent in writing.

      5.01 Regulatory and Other Approvals. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Section 3.03(b) and Section 3.04 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and
(c) cooperate with Seller as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

      5.02 Notice and Cure. Purchaser will notify Seller in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Purchaser also will notify Seller in writing (where appropriate, through updates to the Disclosure Schedule) of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practicable after it becomes known to Purchaser, of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

      5.03 Fulfillment of Conditions. Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement.

      5.04 Purchaser Restriction. (a) For a period of two (2) years from the Closing Date, Purchaser shall not offer a product or service that integrates the Hitlist Software Product with a data processing accelerator or product similar to Accrue's Infocharger product or the Accrue G2 product (as each such exists on the Closing Date). Accrue shall have the right to have an independent third party audit Purchaser's use of the Hitlist Software Product to determine if Purchaser has complied with the conditions set forth in this Section 5.04; provided that, Accrue may only conduct one (1) such audit every year and may only conduct such audits during the first two (2) years following the Closing Date.

            (b) The parties hereto recognize that the Laws and public policies of the various states of the United States of America may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

            (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

                                   ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

      The obligations of Purchaser hereunder to purchase the Assets and to assume and pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

      6.01 Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement shall be true and correct, in all respects material (other than such representations and warranties as are qualified by materiality, which shall be true and correct as of the Closing) to the validity and enforceability of this Agreement and the Operative Agreements and to the condition of the Assets and Products, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

      6.02 Performance. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

      6.03 No Material Adverse Change. No circumstance, change in, or effect on the Assets shall have occurred which would reasonably be expected to have a material adverse effect on the condition of the Assets.

      6.04 Officers' Certificate. Accrue shall have delivered to the Purchaser a certificate dated the Closing Date, executed by the Chief Executive Officer and Chief Financial Officer of Accrue certifying that the conditions specified in Sections 6.01, 6.02 and 6.03 above have been fulfilled and as to such other matters as the Purchaser may reasonably request.

      6.05 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

      6.06 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

      6.07 Third Party Consents. All consents (or in lieu thereof waivers) necessary to permit Seller to validly transfer and assign all Assets and Products to Purchaser shall have been obtained and shall be in full force and effect.

      6.08 Opinion of Counsel. Purchaser shall have received the opinion of the Venture Law Group, counsel to Accrue, Pilot and Marketwave, dated the Closing Date, substantially in the form and to the effect of Exhibit D hereto.

      6.09 Deliveries. Seller shall have delivered to Purchaser the General Assignment, the other Assignment Instruments and the Operative Agreements to which it is a party.

      6.10 Liens. Seller shall have provided Purchaser with evidence, satisfactory to Purchaser, that any and all outstanding Liens on the Assets have been extinguished prior to Closing.

      6.11 Proceedings. All proceedings to be taken on the part of Seller in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      6.12 License and Support Agreement. Accrue and Newco I shall have entered into the License Agreement and Support Agreement substantially in the forms attached hereto as Exhibit E (collectively, the "License Agreement").

      6.13 Due Diligence. Purchaser shall have completed all of its business, legal, accounting and environmental due diligence with respect to the Assets and Products and shall, in its sole and absolute judgment, be satisfied with the results thereof.

                                   ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF SELLER

      The obligations of Seller hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

      7.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct, in all respects material (other than such representations and warranties as are qualified by materiality, which shall be true and correct as of the Closing) to the validity and enforceability of this Agreement and the Operative Agreements, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

      7.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

      7.03 Officers' Certificate. Purchaser shall have delivered to the Seller a certificate, executed by Newco I's Chairman, dated the Closing Date, certifying that the conditions specified in Sections 7.01 and 7.02 above have been fulfilled.

      7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Seller, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Seller or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

      7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

      7.06 Opinion of Counsel. Seller shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Purchaser, dated the Closing Date, substantially in the form and to the effect of Exhibit F hereto.

      7.07 Deliveries. Purchaser shall have delivered to Seller (i) the Assumption Agreement, the other Assumption Instruments and the Operative Agreements to which it is a party, and (ii) the cash constituting the Purchase Price as provided in Section 1.03.

      7.08 Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of all such documents and other evidences as Seller may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      7.09 License Agreement. The Seller and Newco I shall have entered into the License Agreement.

                                  ARTICLE VIII
                       TAX MATTERS AND POST-CLOSING TAXES

      8.01 Purchase Price Allocation. An amount equal to the sum of (i) the Purchase Price and (ii) an amount equal to the Assumed Liabilities, shall be allocated among the Assets as of the Closing Date in accordance with Exhibit G. Any subsequent adjustments to the Purchase Price or the Assumed Liabilities shall be effected in accordance with Section 1060 of the Code and applicable Treasury Regulations. For all Tax purposes, the Purchaser and the Seller agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocation under Exhibit G, and not to take any position inconsistent therewith in any Tax Return, in any refund claim, in any Action, or otherwise.

      8.02 Indemnification. Seller shall indemnify and hold harmless Purchaser from and against all Losses incurred by Purchaser and any of its Affiliates resulting from, arising out of or relating to (whether as transferee or otherwise) (i) any Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) imposed on or with respect to the Assets and/or the Seller (including any Taxes arising out of this transaction that are payable by Seller) and (ii) without duplication of items covered in clause (i), any breach of the representations and warranties in
Section 2.07. This indemnity obligation as to any Tax shall survive until thirty
(30)
days after the expiration of the statute of limitations for that Tax and shall not be limited or restricted by any provision of Section 10.01.

      8.03 Contests. In the event Seller or Purchaser receives notice of any Tax examinations, claims, adjustments or related matters that may affect Tax liabilities of any other party hereto, the relevant party shall notify the other party in writing of such notice within ten (10) days of the receipt by the relevant party of such notice. Seller shall be entitled at its sole expense to handle, control and compromise or settle all proceedings for Taxes for which it is required to indemnify Purchaser pursuant to Section 8.02; provided, however, Purchaser may at its expense participate (but not control) in any proceeding if Purchaser reasonably believes that Purchaser shall be materially and adversely affected by the results of the proceeding and there shall be no settlement by Seller without Purchaser's prior approval (which shall not be unreasonably withheld) if such settlement does or could have a material adverse effect on Purchaser.

      8.04 Cooperation. Purchaser and Seller and their Affiliates shall cooperate with each other in the preparation of all Tax Returns and in the conduct of all Tax proceedings and shall make available to each other records and other information in their possession that are reasonably relevant to such preparation and proceedings and shall furnish each other with reasonable access to the auditors of Seller and Purchaser.

                                   ARTICLE IX
                                EMPLOYEE MATTERS

      9.01 Offer of Employment. (a) On the Closing Date, the Purchaser shall offer employment to each of the then current employees of the Seller whose name appears on Schedule 9.01(a) hereto (the "Offered Employees"), with such employment to commence as of the date set forth next to such employee's name on
Schedule 9.01(a) (the "Employment Transfer Date"). As used herein, "Transferred Employee" shall mean each such employee who accepts such offer. Except as set forth in Section 9.01(b) below and except for those Transferred Employees whose Employment Transfer Date is after the Closing Date, the Seller shall terminate the employment of Transferred Employees immediately prior to their respective Employment Transfer Date (or at such other date as Seller, in its sole discretion, shall elect if the Employment Transfer Date for any employee does not occur within five (5) business days of the date such Employment Transfer Date is scheduled to occur as set forth in Schedule 9.01(a)). All issues relating to the post-closing treatment of the Transferred Employees including, without limitation, all matters relating to salary and employee benefits arrangements, will be addressed in a separate offer letter between the Purchaser and the Transferred Employee, the form of which is attached hereto as Exhibit H. Purchaser agrees that such offer letter will state that Purchaser has assumed the obligation for each Transferred Employee's accrued flexible time off vacation ("FTO") balance and (ii) to the extent applicable, such FTO balances will not count against a cap on FTO days pursuant to any Purchaser policy or manual, written or otherwise.

            (b) Seller and Purchaser acknowledge that the United Kingdom Transfer of Undertakings (Protection of Employment) Regulation 1981, as amended (the "Transfer Regulations") apply to the transaction contemplated by this Agreement and that accordingly each Offered Employee set forth on Schedule 9.01(b) situated in the United Kingdom will transfer to employment by Purchaser effective as of the Employment Transfer Date of such Offered Employee together with all of Seller's rights, duties and obligations under the contracts of employment to each such Offered Employee situated in the United Kingdom in accordance with the Transfer Regulations, without termination of such employee's employment by Seller.

      9.02 Accrued FTO. The Purchaser shall assume the Seller's obligation to provide paid FTO to the Transferred Employees with respect to accrued and unused FTO as of the Employment Transfer Date. The aggregate dollar amount of accrued and unused FTO owed by Seller to the Transferred Employees as of the date of this Agreement is $156,000. Purchaser agrees that it shall not reduce the amount of FTO Transferred Employees are eligible to accrue under Purchaser's FTO policies by the amount of Seller's accrued FTO obligation assumed by Purchaser pursuant to this Agreement. For the avoidance of doubt, the obligations of Seller that Purchaser is not assuming include, without limitation, Seller's obligations with respect to any Benefit Plan, severance obligations or any liability for unpaid wages or other compensation (other than accrued and unused
FTO).

      9.03 COBRA Coverage. With respect to each Employee Plan that is a group health plan within the meaning of Code Section 5000(b)(1) ("Group Health Plan"), Seller agrees to offer continuation coverage for a period of months consistent with the requirements of Section 4980B of the Code (and the applicable Treasury Regulations) and Sections 601 through 608 of ERISA ("COBRA Coverage"), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent any employees of the Seller lose coverage under any of Seller's Group Health Plans in connection with the sale of assets contemplated by this Agreement.

      9.04 Management Transition Services. During the period between the Closing Date and the Employment Transfer Date of the individuals listed on Schedule 9.04 (the "Transition Period"), such individuals will be employed by Seller or Purchaser as set forth on Schedule 9.04 and shall be assigned to work for the Seller or Purchaser by the payroll employer of such individual, as set forth on
Schedule 9.04 (the "Transition Services Personnel"), subject to the following agreements:

            (a) Transition Services Personnel shall be paid by the payroll employer consistent with their pay rate prior to the Closing (as set forth on Schedule 9.04) and in accordance with the payroll employer's regular payroll schedule. Transition Services Personnel shall be eligible to participate in all employee benefit programs generally available to employees of the payroll employer for the duration of the Transition Period. The payroll employer shall reimburse expenses of Transition Services Personnel approved in writing by Seller with respect to expenses incurred in performing work for Seller and approved in writing by Purchaser with respect to expenses incurred in performing work for Purchaser.

            (b) Except as specifically noted on Schedule 9.04, costs for services of Transition Services Personnel during the Transition Period (and following, if applicable) shall be billed by the payroll employer to the party receiving services based on the actual salary rate (or service fee), a pro-rata share of the benefits cost, and approved expense reimbursements. Such costs shall be billed at least monthly, in arrears, and shall be payable by the party receiving services within 10 business days following receipt of invoice.

            (c) The payroll employer of Transition Services Personnel during the Transition Period (or such longer period set forth on Schedule 9.04) shall be responsible for providing benefits for such employee, maintaining workers' compensation insurance, payment to such employee of all salary, wages or other compensation, including overtime pay, if applicable, withholding and reporting income and payroll taxes from compensation and forwarding such amounts to the appropriate taxing authority.

            (d) Seller shall be responsible for the direction and control of, and the acts, conduct and safety of, Transition Services Personnel while they perform services for Seller. Seller shall hold harmless, defend and indemnify Purchaser at all times from and after the commencement of the Transition Period against all claims based upon, resulting from or arising out of the performance of transition services by Transition Services Personnel based upon and in accordance with Seller's instructions, the conduct of Transition Services Personnel during the Transition Period based upon and in accordance with the direction of Seller, and any third party claim resulting from any act, omission, error or judgment on the part of any Transition Services Personnel based upon and in accordance with Seller's instructions during the Transition Period.

            (e) Purchaser shall be responsible for the direction and control of, and the acts, conduct and safety of, Transition Services Personnel while they perform services for Purchaser. Purchaser shall hold harmless, defend and indemnify Seller at all times from and after the commencement of the Transition Period against all claims based upon, resulting from or arising out of the performance of transition services by Transition Services Personnel based upon and in accordance with Purchaser's instructions, the conduct of Transition Services Personnel during the Transition Period based upon and in accordance with the direction of Purchaser, and any third party claim resulting from any act, omission, error or judgment on the part of any Transition Services Personnel based upon and in accordance with Purchaser's instructions during the Transition Period.

            (f) Purchaser shall have and own all right, title and interest (as "works made for hire" to the extent permitted under applicable law) in and to all inventions, developments, and intellectual property created by Transition Services Personnel, while under the direction and control of Purchaser and Seller shall have and own all right, title and interest (as "works made for hire" to the extent permitted under applicable law) in and to all inventions, developments, and intellectual property created by Transition Services Personnel, while under the direction and control of Seller; provided, that all worked performed by Transition Services Personnel for either party shall be performed pursuant to a written description of the scope of the work to be performed by such personnel. To the extent that such inventions, developments and intellectual property is not a "work made for hire" each party shall cooperate with the other to assign all right, title and interest to the party entitled to such invention, development or intellectual property.

            (g) No Transition Services Personnel shall be terminated from employment by the payroll employer of such individual during the Transition Period without prior notice to the non-payroll employer party receiving transition services from such individual. Nothing in the foregoing shall be construed as prohibiting Seller or Purchaser from terminating any employee at any time and for any reason.

      9.05 European Support Services. Until the earliest of (i) such time as all support and maintenance obligations under European Product Contracts expire,
(ii) the Purchaser establishes, in its sole and absolute discretion, alternative European support capabilities or (iii) 60 days after the Closing, Accrue GmbH shall provide to Purchaser up to 120 man-hours per week of support and maintenance obligations under European Product Contracts. The Purchaser shall pay the Seller for such services at a rate of $41.25 per hour. Seller agrees to indemnify Purchaser and hold Purchaser harmless for any Losses arising out of Seller's failure to obtain the acknowledgement of the three (3) Employees in Germany employed by Accrue GmbH that such Employees are Employees of Seller and not employees of Purchaser, Newco I or Newco II.

      9.06 Transition Space; Equipment. (a) For a period of up to 3 months after the Closing, at no cost to Purchaser, Seller shall allow up to six Transferred Employees (and successors to such employees), to maintain and have access to up to six work areas in Accrue's building located at 48634 Milmont Drive, Fremont, California 94538-7353 and to enjoy the same benefits to common areas, electricity, telephones, heating and air conditioning and other similar benefits that Accrue's employees enjoy. Notwithstanding the foregoing, such Transferred Employees who are given access to Accrue's building as set forth in the preceding sentence shall not be considered employees of Seller nor shall they hold themselves out to be employees of Seller and they shall not be given access to any of Seller's computers, electronic systems, network or other confidential or proprietary information.

            (b) Seller agrees to permit Purchaser to use each of the tangible assets listed on Schedule 9.06(b) at no additional cost until the earlier to occur of thirty (30) days after the Closing Date and the date on which Seller shall have obtained the applicable lessor's consent necessary for assignment of such applicable lease to the Purchaser.

      9.07 Waiver. To the extent any of the Transferred Employees and the Transition Services Personnel (collectively, the "Restricted Employees"), are parties to any agreements with Seller (or Seller's predecessors) that bind or restrict the Restricted Employees with respect to employment or consulting activities with Purchaser, Seller hereby waives its right to enforce any such restrictions as to Purchaser.

      9.08 Confidential Information. To the extent that Purchaser becomes specifically aware of confidential information regarding the Seller that is known by or otherwise in the possession of Transferred Employees (the "Seller Confidential Information"), Purchaser agrees that it will not use or disclose such Seller Confidential Information, except to the extent that such Seller Confidential Information is included in the Assets. Purchaser will cause the Transferred Employees sign confidentiality agreements prohibiting their disclosure of Seller Confidential Information (other than the Assets) that such Transferred Employee learned while employed by Seller.

                                    ARTICLE X
                       SURVIVAL; NO OTHER REPRESENTATIONS

      10.01 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Assets or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Seller and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement. The representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement will survive the Closing (a) until 18 months after the Closing Date with respect to the representations and warranties contained in Sections 2.02, 2.12, 2.22 and 3.02 and (b) with respect to Article I, Section 4.05 and 4.06, Section 5.04, Article VIII, Article IX, this Article X, Article XI, Article XIII and Article XIV, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause
(a) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article XI on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XI. All other representations, warranties, covenants and agreements of Seller and Purchaser will expire upon the Closing.

                                   ARTICLE XI
                                 INDEMNIFICATION

      11.01 Indemnification.

            (a) Seller shall jointly and severally indemnify Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to
(i) any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement or the Operative Agreements (but only with respect to those representations, warranties, covenants and agreements that survive the Closing and subject to the requirement that the Indemnified Party deliver a Claim Notice or Indemnity Notice, as applicable, to the Indemnifying Party with respect to such Loss prior to expiration of such surviving representations, warranties, covenants and agreements), (ii) a Retained Liability, or (iii) any and all Losses suffered or incurred by the Purchaser by reason of or in connection with any claim or cause of action of any third party, including without limitation, the legal proceedings set forth on Section 2.08 of the Disclosure Schedule, to the extent arising out of any action, inaction, event, citation, liability or obligation of the Seller occurring or existing prior to the Closing.

            (b) Purchaser shall jointly and severally indemnify Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to
(i) any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement or the Operative Agreements (but only with respect to those representations, warranties, covenants and agreements that survive the Closing and subject to the requirement that the Indemnified Party deliver a Claim Notice or Indemnity Notice, as applicable, to the Indemnifying Party with respect to such Loss prior to expiration of such surviving representations, warranties, covenants and agreements) or (ii) an Assumed Liability.

            (c) No amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under Section 11.01(a) or Section 11.01(b) in respect of a misrepresentation or breach of warranty by Seller or Purchaser, as the case may be, unless, until and then only to the extent that the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Section 11.01(a) or 11.01(b), as the case may be, in excess of $25,000 in the aggregate, in which event the Indemnified Parties shall be entitled to seek indemnity from Seller or Purchaser, as the case may be, only for the amount by which such Losses exceed $25,000; provided that, this Section 11.01(c) shall not apply to a misrepresentation by Seller contained in Sections
2.02 or by the Purchaser contained in Section 3.02.

            (d) Notwithstanding the foregoing in this Article XI, in no event shall Seller's aggregate liability to a Purchaser Indemnified Party pursuant to this Article XI exceed $1,000,000, except for a misrepresentation, breach of warranty or covenant by Seller contained in Sections 2.02, 8.02 and 9.05 but in any event Seller's aggregate liability shall not exceed $1,500,000 plus Purchaser's reasonable direct out of pocket expenses.

      11.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 11.01 will be asserted and resolved as follows:

            (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 11.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Purchaser or any Affiliate of Seller or Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section
11.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                  (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party will defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 11.02(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent shall not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this
            Section 11.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is materially prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim materially prejudiced by the Indemnified Party's action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party, the Indemnifying Party or any of their Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.02(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under
            Section 11.01 with respect to such Third Party Claim.

                  (ii) If the Indemnifying Party fails to notify the Indemnified
            Party within the Dispute Period that the Indemnifying Party will defend the Third Party Claim pursuant to Section 11.02(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently defend or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party, the Indemnifying Party or any of their Affiliates). Notwithstanding the foregoing provisions of this
            Section 11.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 11.02(a)(ii) or of the Indemnifying Party's participation therein at the

            Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.02(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                  (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 11.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand..

            (b) In the event any Indemnified Party should have a claim under
Section 11.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

                                   ARTICLE XII
                                   TERMINATION

      12.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser;

            (b) at any time before the Closing, by Seller or Purchaser, in the event that any Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, upon notification of the non-terminating party by the terminating party; or

            (c) at any time before the Closing, by either party hereto which has not theretofore materially breached this Agreement, in the event that the other party hereto materially breaches any of the terms or provisions of this Agreement and fails to cure such breach within ten (10) days after being notified thereof.

      12.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates) except that Section 14.06 shall survive any such termination.

                                  ARTICLE XIII
                                   DEFINITIONS

      13.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

      "Accounts Receivable" has the meaning ascribed to it in Section
1.01(b)(ii).

      "Accrue" has the meaning ascribed to it in the forepart of this Agreement.

      "Accrue Germany" has the meaning ascribed to it in the forepart of this Agreement.

      "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

      "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

      "Agreement" means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.04 and 7.03, as the same shall be amended from time to time.

      "Assets" has the meaning ascribed to it in Section 1.01(a).

      "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

      "Assigned Government Licenses" has the meaning ascribed to it in Section 1.01(a)(v).

      "Assignment Instruments" has the meaning ascribed to it in Section 1.04.

      "Assumed Liabilities" has the meaning ascribed to it in Section 1.02.

      "Assumption Agreement" has the meaning ascribed to it in Section 1.04.

      "Assumption Instruments" has the meaning ascribed to it in Section 1.04.

      "Benefit Plan" means any Plan established by Accrue, or any predecessor or Affiliate of Accrue, existing at the Closing Date or at any time within the five
(5) year period prior thereto, to which Seller contributes or has contributed on behalf of any Employee, former Employee or director, or under which any Employee, former Employee or director of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

      "Books and Records" of any Person means all files, documents, instruments, papers, books, records, financial statements and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, computer files and programs, retrieval programs and operating data and plans of such Person.

      "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

      "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. Section 300.5.

      "Claim Notice" means written notification pursuant to Section 11.02(a) of a Third Party Claim as to which indemnity under Section 11.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 11.01 together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

      "Closing" means the closing of the transactions contemplated by Section 1.04.

      "Closing Date" means May 30, 2002 or such other date on which Purchaser and Seller mutually agree in writing to hold the Closing.

      "COBRA Coverage" has the meaning ascribed to it in Section 9.03.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, whether oral or written.

      "Disclosure Schedule" means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

      "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

      "Distribution Agreements" has the meaning ascribed to it in Section 1.01(a)(iii).

      "Employee" means each present and former employee, officer or consultant of Seller who was or is engaged in the conduct of Seller's business related to the Products.

      "Employment Transfer Date" has the meaning ascribed to it in Section 9.01.

      "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "Excluded Assets" has the meaning ascribed to it in Section 1.01(b).

      "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

      "General Assignment" has the meaning ascribed to it in Section 1.04.

      "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

      "Government Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

      "Group Health Plan" has the meaning ascribed to it in Section 9.03.

      "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

      "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

      "Indemnified Party" means any Person claiming indemnification under any provision of Article XI.

      "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article XI.

      "Indemnity Notice" means written notification pursuant to Section 11.02(b) of a claim for indemnity under Article XI by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

      "Intangible Personal Property" has the meaning ascribed to it in Section 1.01(a)(iv).

      "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

      "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

      "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

      "Loss" means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

      "Marketwave" has the meaning ascribed to it in the forepart of this Agreement.

      "Newco I" has the meaning ascribed to it in the forepart of this Agreement.

      "Newco II" has the meaning ascribed to it in the forepart of this Agreement.

      "NPL" means the National Priorities List under CERCLA.

      "Offered Employees" has the meaning ascribed to it in Section 9.01(a).

      "Operative Agreements" means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments, the License Agreement and any support or other agreements to be entered into in connection with the Transaction.

      "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

      "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the condition of the Assets.

      "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

      "Personal Property Leases" has the meaning ascribed to it in Section 1.01(a)(vi).

      "Pilot" has the meaning ascribed to it in the forepart of this Agreement.

      "Pilot U.K." has the meaning ascribed to it in the forepart of this Agreement.

      "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

      "Product Books and Records" has the meaning ascribed to it in Section 1.01(a)(viii).

      "Product Contracts" has the meaning ascribed to it in Section
1.01(a)(iii).

      "Purchase Price" has the meaning ascribed to it in Section 1.03(a).

      "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

      "Purchaser Indemnified Parties" means Purchaser and its officers, directors, employees, agents and Affiliates.

      "Real Property Leases" has the meaning ascribed to it in Section
1.01(a)(i).

      "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

      "Representatives" has the meaning ascribed to it in Section 4.02.

      "Retained Liabilities" has the meaning ascribed to it in Section 1.02(b).

      "Seller" has the meaning ascribed to it in the forepart of this Agreement.

      "Seller Indemnified Parties" means Seller and its officers, directors, employees, agents and Affiliates.

      "Software License and Support Agreements" has the meaning ascribed to it in Section 1.01(a)(iii).

      "Tangible Personal Property" has the meaning ascribed to it in Section 1.01(a)(ii).

      "Tax Return" means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

      "Taxes" means any federal, state, county, local or foreign taxes (including but not limited to any income, sales, use, excise, bulk sales, ad valorem or transfer tax), charges, fees, levies, other assessments or payroll or withholding taxes or charges imposed by any governmental entity and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

      "Third Party Claim" has the meaning ascribed to it in Section 11.02(a).

      "Thorn EMI" has the meaning ascribed to it in the forepart of this Agreement.

      "Transferred Employee" has the meaning ascribed to it in Section 9.01(a).

      "Transfer Regulations" has the meaning ascribed to it in Section 9.01(b).

      "Transition Period" has the meaning ascribed to it in Section 9.04.

      "Transition Services Personnel" has the meaning ascribed to it in Section 9.04.

            (a) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; and (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). It is understood that the term "Seller" includes collectively Accrue, Pilot, Marketwave, Accrue Germany, Pilot U.K. and Thorn EMI. The parties acknowledge and agree that (i) any representation in this Agreement that "Seller" has a particular right or obligation means that any one or more of Accrue, Pilot, Marketwave, Accrue Germany, Pilot U.K. and Thorn EMI have such right or obligation, and (ii) any representation in this Agreement that "Seller" has taken a particular action means that any one or more of Accrue, Pilot, Marketwave, Accrue Germany, Pilot U.K. and Thorn EMI have taken such action.

                                   ARTICLE XIV
                                  MISCELLANEOUS

      14.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Seller, to:

                  Accrue Software, Inc.
                  48634 Milmont Drive
                  Fremont, CA 94538-7353

                  with a copy to:

                  Venture Law Group, a Professional Corporation
                  2775 Sand Hill Road
                  Menlo Park, CA 94025
                  Facsimile No.:  650-233-8386
                  Attn:  John V. Bautista, Esq.

                  If to Purchaser, to:

                  Pilot Software Acquisition Corp.
                  One Canal Park
                  Cambridge, MA 02141
                  Attn:  David I. Fann

                  with a copy to:

                  Mintz, Cohn, Ferris, Glovsky and Popeo, P.C.
                  The Chrysler Center
                  666 Third Avenue, 25th Floor
                  New York, New York 10017
                  Facsimile No.:  212-983-3115
                  Attn:  Gordon R. Caplan, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given three Business Days after deposit in the mail (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

      14.02 Bulk Sales Act. The parties hereby waive compliance, if applicable, with the Bulk Sales Act or comparable statutory provisions of each applicable jurisdiction. Seller shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of Seller to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

      14.03 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation those confidentiality agreements between the parties hereto dated April 10, 2002 and April 26, 2002, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

      14.04 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

      14.05 Public Announcements. Without the prior written consent of the other (such consent not to be unreasonably withheld), neither Purchaser nor Seller will, and Purchaser and Seller will cause their respective Representatives not to, make any release to the press or other public disclosure with respect to the existence or contents of this Agreement or any of the transactions contemplated hereby, except for such public disclosure as may be necessary for the party proposing to make the disclosure not to be in violation of or default under any applicable Law. Without limiting the foregoing, Purchaser and Seller will obtain the other's prior approval of any press release to be issued immediately following the signing of this Agreement announcing such signing and immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement, provided such approval shall not unreasonably be withheld.

      14.06 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware (after due inquiry) that such source is under an obligation to another party hereto to keep such documents and information confidential; provided, however, following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Assets or the Assumed Liabilities furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

      14.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      14.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

      14.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article XI.

      14.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser or Seller may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser or Seller of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      14.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      14.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      14.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

      14.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                        "SELLER"

                                        ACCRUE SOFTWARE, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        PILOT SOFTWARE, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        MARKETWAVE CORPORATION

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        ACCRUE GMBH

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        PILOT SOFTWARE LTD

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        THORN EMI COMPUTER SOFTWARE LTD

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                       "PURCHASER"

                                        PILOT SOFTWARE ACQUISITION CORP.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        PILOT SOFTWARE SERVICES CORP.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                            ASSET PURCHASE AGREEMENT

                               Table of Contents*

Exhibits
         A        Real Property Lease
         B        General Assignment and Bill of Sale
         C        Assumption Agreement
         D        Opinion of Seller's Counsel
         E        License Agreement and Support Agreement
         F        Opinion of Purchaser's Counsel
         G        Purchase Price Allocation
         H        Employment Offer Letter from Purchaser to Transferred Employees


Disclosure Schedule
         Section 1.01(a)(i)         Real Property Lease
         Section 1.01(a)(ii)        Tangible Personal Property
         Section 1.01(a)(iii)       Product Contracts
         Section 1.01(a)(iv)        Intangible Personal Property
         Section 1.01(a)(v)         Government Licenses
         Section 1.01(a)(vi)        Personal Property Leases
         Section 1.01(b)(ii)        Accounts Receivable and Maintenance Revenue
         Section 1.01(b)(v)         Excluded Intellectual Property
         Section 1.02(a)            Assumed Liabilities
         Section 2.01               Organization of Seller
         Section 2.02               Authority
         Section 2.03               No Conflicts
         Section 2.04               Governmental Approvals and Filings
         Section 2.05               Books and Records
         Section 2.06               Absence of Changes
         Section 2.07               Taxes
         Section 2.08               Legal Proceedings
         Section 2.09               Compliance With Laws and Orders
         Section 2.10               Real Property
         Section 2.11               Tangible Personal Property
         Section 2.12               Intangible Personal Property
         Section 2.13               Products Contracts
         Section 2.14               Assigned Government Licenses
         Section 2.15               Employees; Labor Relations
         Section 2.16               Environmental Matters
         Section 2.17               Substantial Customers
         Section 2.19               Assets
         Section 2.21               Products

         Section 2.24               Standard Product Contracts and Software License Agreements
         Schedule 9.01              Offer of Employment
         Schedule 9.04              Management Transition Services
         Schedule 9.06(b)           Transition Equipment

* The Exhibits and Schedules omitted from this filing are not considered material to an investment decision but will be furnished supplementally to the Securities and Exchange Commission upon request.